Exhibit 99.1

News Announcement

NEXSTAR BROADCASTING ANNOUNCES RECEIPT OF REQUISITE CONSENT

FOR CONSENT SOLICITATION FOR SENIOR SUBORDINATED NOTES DUE 2014

AND SENIOR SUBORDINATED PIK NOTES DUE 2014

Irving, TX – November 9, 2012 – Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (the “Company”) announced today that its wholly-owned subsidiary, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), has received, pursuant to its previously announced cash tender offer and consent solicitation for any and all of the outstanding $3,912,000 aggregate principal amount of 7% Senior Subordinated Notes due 2014 (the “2014 Notes”) and $112,593,449 aggregate principal amount of 7% Senior Subordinated PIK Notes due 2014 (the “2014 PIK Notes” and, together with the 2014 Notes, the “Existing Notes”), the requisite consents to adopt proposed amendments to the indenture, as supplemented, under which the 2014 Notes were issued and the indenture, as supplemented, under which the 2014 PIK Notes were issued, that would, among other things, eliminate substantially all restrictive covenants and certain event of default provisions contained in such indentures (the “Proposed Amendments”).

Nexstar Broadcasting announced that consents had been delivered with respect to $3,840,000 of the 2014 Notes (representing 98.16% of the outstanding aggregate principal amount of 2014 Notes) and $110,709,613 of the 2014 PIK Notes (representing 98.33% of the outstanding aggregate principal amount of 2014 PIK Notes), which Existing Notes had been validly tendered and not validly withdrawn as of 5:00 p.m., New York City time, on November 6, 2012 (the “Consent Payment Deadline”). In conjunction with receiving the requisite consents, Nexstar Broadcasting and The Bank of New York Mellon, as trustee, executed (i) a second supplemental indenture with respect to the indenture, as supplemented, under which the 2014 Notes were issued and (ii) a second supplemental indenture with respect to the indenture, as supplemented, under which the 2014 PIK Notes were issued, in each case, effecting certain amendments that would implement the Proposed Amendments. Each such second supplemental indenture became operative upon acceptance of the Existing Notes for purchase by Nexstar Broadcasting pursuant to the terms and conditions described in the Statement (as defined below).

The tender offer and consent solicitation are being made upon the terms and subject to the conditions set forth in the related Offer to Purchase and Consent Solicitation Statement dated October 24, 2012 (the “Statement”). Holders who validly tendered their Existing Notes and delivered their consents on or prior to the Consent Payment Deadline are eligible to receive the applicable Total Consideration (as defined below). A Holder’s right to validly withdraw tendered Existing Notes and validly revoke delivered consents expired on the Consent Payment Deadline.

Nexstar Broadcasting’s obligation to accept for purchase and to pay for the Existing Notes validly tendered and not validly withdrawn and consents validly delivered, and not validly revoked, pursuant to the tender offer and consent solicitation, was subject to and conditioned upon the satisfaction of or, where applicable, Nexstar Broadcasting’s waiver of, certain conditions, including a financing condition. As of November 9, 2012 these conditions have been satisfied and the Existing Notes validly tendered and not validly withdrawn as of the Consent Payment Deadline were accepted for purchase by Nexstar Broadcasting.

Holders who validly tendered (and did not validly withdraw) their Existing Notes on or prior to the Consent Payment Deadline received total consideration equal to $1,003.00 per $1,000 principal amount of the Existing Notes (the “Total Consideration”), plus any accrued and unpaid interest on the Existing Notes up to, but not including, the first settlement date. The Total Consideration includes a consent payment of $10.00 per $1,000 principal amount of the Existing Notes (the “Consent Payment”).

Holders who validly tender their Existing Notes after the Consent Payment Deadline, but on or prior to Midnight, New York City time, on November 21, 2012, unless extended or earlier terminated by Nexstar Broadcasting (the “Expiration Time”), and whose Existing Notes are accepted for payment, will receive the tender consideration equal to $993.00 per $1,000 principal amount of the Existing Notes (the “Tender Consideration”), plus any accrued and unpaid interest on the Existing Notes up to, but not including, the final settlement date. Holders of Existing Notes who tender after the Consent Payment Deadline will not receive a Consent Payment.

Any Existing Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders thereof will be bound by the amendments contained in the second supplemental indenture eliminating substantially all restrictive covenants and certain event of default provisions in the indenture governing the 2014 Notes and 2014 PIK Notes, as applicable, even though they have not consented to the amendments.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The tender offer and consent solicitation are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related letter of instructions. The tender offer and consent solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, Nexstar Broadcasting, the dealer manager, the solicitation agent, the information agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Existing Notes in the tender offer or deliver their consent to the proposed amendments.

Nexstar Broadcasting has engaged BofA Merrill Lynch to act as dealer manager and solicitation agent for the tender offer and consent solicitation and Global Bondholder Services Corporation to act as information agent and depositary for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation at (866) 389-1500 (toll free) or (212) 430-3774 (collect). Questions regarding the tender offer or consent solicitation may be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) or (646) 855-3401 (collect).

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 55 television stations and 11 related digital multicast signals reaching 32 markets or approximately 9.3% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and three independent stations. Nexstar’s 31 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Assuming completion of the proposed acquisition of twelve stations from Newport Television, LLC, Nexstar will own, operate, program or provide sales and other services to 67 television stations and related digital multicast signals reaching 39 markets or approximately 11.4% of all U.S. television households. Assuming completion of the proposed acquisition of three additional stations from Newport Television, LLC and two stations from Smith Media, LLC, Nexstar will own, operate, program or provide sales and other services to 71 television stations and related digital multicast signals reaching 41 markets or approximately 12.3% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, statements regarding our acquisition of the Newport Assets and Nexstar Broadcasting’s issuance of the notes and the entry into new senior secured bank facilities. These statements are based on management’s estimates and assumptions with respect to future events, which include uncertainty as to our ability to consummate the offering of the notes, failure to realize the anticipated benefits of the acquisition of the Newport Assets, including as a result of a delay in completing the acquisition of the Newport Assets or a delay or difficulty in integrating the Newport Assets, the expected amount and timing of cost savings and operating synergies, current capital and debt market conditions, the Company’s ability to obtain new debt financing on acceptable terms, the anticipated terms of the notes, and the anticipated use of proceeds from the proposed offering, which estimates are believed to be reasonable, though are inherently uncertain and difficult to predict. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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